As filed with the U.S. Securities and Exchange Commission on May 25, 2023.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CELULARITY INC.

(Exact name of registrant as specified in its charter)

Delaware	83-1702591
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

170 Park Ave

Florham Park, New Jersey 07932

Telephone: (908) 768-2170

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert J. Hariri, M.D., Ph.D.

Chief Executive Officer

Celularity Inc.

170 Park Ave

Florham Park, New Jersey 07932

Telephone: (908) 768-2170

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

K. Harold Fletcher, Esq. General Counsel Celularity Inc. 170 Park Ave Florham Park, New Jersey 07932 Tel: (908) 768-2170	Marianne Sarrazin, Esq. Goodwin Procter LLP Three Embarcadero Center 28th floor San Francisco, California 94111 Tel: (415) 733-6134

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement is declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non- accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated May 25, 2023

PRELIMINARY PROSPECTUS

Up to 32,086,487 Shares of Class A Common Stock

Including up to 15,195,786 shares issuable upon exercise of warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus of an aggregate of up to 32,086,487 shares of our Class A common stock, $0.0001 par value per share, or Class A common stock, which consists of up to (i) 9,381,841 shares of Class A common stock, or the March 2023 Shares, (ii) 9,381,841 shares of Class A common stock issuable upon the exercise of certain common stock purchase warrants, or the March 2023 Warrants, which March 2023 Shares and March 2023 Warrants were originally issued in a private placement to certain of the selling securityholders in March 2023, (iii) 5,813,945 shares of Class A common stock, or the May 2023 Shares, (iv) 5,813,945 shares of Class A common stock issuable upon the exercise of certain common stock purchase warrants, or the May 2023 Warrants, which May 2023 Shares and May 2023 Warrants were originally issued in a private placement to certain of the selling securityholders in May 2023, and (v) 1,694,915 shares of Class A common stock issued to certain selling securityholders pursuant to that certain binding term sheet for a sublicense agreement. The March 2023 Warrants and the May 2023 Warrants are collectively referred as PIPE Warrants.

We will not receive any proceeds from the sale of shares of Class A common stock by the selling securityholders pursuant to this prospectus but we will receive the proceeds from any exercise of any PIPE Warrants for cash. We will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

We are registering the securities for resale pursuant to the selling securityholder’s registration rights under a registration rights agreement between us and the selling securityholders. Our registration of the securities covered by this prospectus does not mean that the selling securityholders will offer or sell any of the shares of Class A common stock. The selling securityholders may offer, sell or distribute all or a portion of their shares of Class A common stock publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the selling securityholders may sell the shares of Class A common stock in the section entitled “Plan of Distribution.”

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and our other filings with the Securities and Exchange Commission.

The Class A common stock is listed on The Nasdaq Stock Market LLC, or Nasdaq under the symbol “CELU.” On May 24, 2023, the last reported sales price of the Class A common stock was $0.6486 per share.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company. See “Implications of Being an Emerging Growth Company and a Smaller Reporting Company.” We are incorporated in Delaware.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 5 of this prospectus, and under similar headings in any amendments or supplements to this prospectus and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                , 2023

Unless the context indicates otherwise, references in this prospectus or the documents incorporated by reference herein to the “Company,” “Celularity,” “we,” “us,” “our” and similar terms refer to Celularity Inc. and its consolidated subsidiaries.

The Celularity logo, Celularity IMPACT, Biovance, Biovance 3L, Interfyl, Lifebank, CentaFlex and other trademarks or service marks of Celularity Inc. appearing or incorporated by reference in this prospectus are the property of Celularity Inc. This prospectus and the documents incorporated by reference herein also contain registered marks, trademarks and trade names of other companies. All other trademarks, registered marks and trade names appearing or incorporated by reference herein are the property of their respective holders.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC. The selling securityholders may, from time to time, sell the shares of Class A common stock offered by them described in this prospectus. We will not receive any proceeds from the sale by the selling securityholders of the shares offered by them described in this prospectus. This prospectus also relates to the resale of the shares of Class A common stock issuable upon the exercise of any PIPE Warrants held by the selling securityholders. We will not receive any proceeds from the sale of shares of Class A common stock issuable upon exercise of the PIPE Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the PIPE Warrants for cash.

Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information.”

You should rely only on the information contained in, or incorporated by reference into, this prospectus, and any supplement to this prospectus, filed with the SEC. Neither we nor the selling securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference , regardless of the time of delivery of this prospectus or any sale of our shares of Class A common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: Neither we nor the selling securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus, including the documents incorporated by reference herein, constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These forward-looking statements relate to our future events, including our anticipated operations, research, development and commercialization activities, clinical trials, operating results and financial condition. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intends,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “target,” “will,” “would” and the negative version of these words or other comparable words or phrases, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, but are not limited to, statements about:

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our ability to expand our biomaterials business and leverage our core expertise in cellular therapeutic development and manufacturing to generate revenues by providing contract manufacturing and development services to third parties;

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the success, cost, timing and potential indications of our cellular therapy candidate development activities and clinical trials, as well as the timing of the initiation, enrollment and completion of planned clinical trials in the United States and foreign countries;

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our ability to obtain and maintain regulatory approval of our therapeutic candidates in any of the indications for which we plan to develop them, and any related restrictions, limitations, and/or warnings in the label of any approved therapeutic;

•	our ability to obtain funding for our operations, including funding necessary to complete the clinical trials of any of our therapeutic candidates;

•	our ability and plans to research, develop, manufacture and commercialize our therapeutic candidates, as well as our degenerative disease products;

•	our ability to attract and retain collaborators with development, regulatory and commercialization expertise;

•	the size of the markets for our therapeutic candidates and biomaterials products, and our ability to serve those markets;

•	our ability to successfully commercialize our therapeutic candidates and biomaterials products;

•	our ability to develop and maintain sales and marketing capabilities, whether alone or with potential future collaborators;

•	our expenses, future revenues, capital requirements and needs for additional financing;

•	our use of cash and other resources; and

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our expectations regarding our ability to obtain and maintain intellectual property protection for our therapeutic candidates, degenerative disease products, and our ability to operate our business without infringing on the intellectual property rights of others.

These forward-looking statements are based on information available as of the date of this prospectus or such document incorporated by reference, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

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We have incurred net losses in every period since our inception, have no cellular therapeutic candidates approved for commercial sale and we anticipate that we will incur substantial net losses in the future. There is substantial doubt about our ability to continue as a going concern, which may affect our ability to obtain future financing and may require us to curtail our operations. We will need to raise additional capital to support our operations. This additional funding may not be available on acceptable terms or at all. Failure to obtain this necessary capital or address our liquidity needs may force us to delay, limit or terminate our operations, make further reductions in our workforce, discontinue our commercialization efforts for our biomaterials products as well as other clinical trial programs, liquidate all or a portion of our assets or pursue other strategic alternatives, and/or seek protection under the provisions of the U.S. Bankruptcy Code.

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We are currently required to make cash payments under our pre-paid advance agreement with YA II PN, Ltd., or Yorkville, and may not have sufficient cash available when due. If we fail to pay Yorkville when due, Yorkville could deem such non-payment an event of default under our pre-paid advance agreement and accelerate repayment of amounts advanced under the agreement, which would impact our liquidity, require us to modify our operations to meet any prepayment obligations and could force us to seek protection under the provisions of the U.S. Bankruptcy Code.

•	Our placental-derived cellular therapy candidates represent a novel approach to cancer, infectious and degenerative disease treatments that creates significant challenges.

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Our business is highly dependent on the success of our lead therapeutic candidates. If we are unable to obtain regulatory approval for our lead candidates and effectively commercialize our lead therapeutic candidates for the treatment of patients in approved indications, our business would be significantly harmed.

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We rely on distribution arrangements for the sale of our biomaterials products. We may incur costs to meet demand forecasts that do not materialize or we may be unable to meet demand if our distribution partners do not provide adequate forecasts.

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Our commercial biomaterials business may be impacted if regulatory authorities determine that certain of our products that are, or are derived from, human cells or tissues do not qualify for reimbursement. For example, during 2022, the Center for Medicare & Medicaid Services, or CMS, began rejecting claims for Interfyl submitted by one of our distribution partners, which has not yet been resolved.

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We rely on CAR-T viral vectors from Sorrento Therapeutics, Inc., or Sorrento, for our CYCART-19 therapeutic candidate and termination of this license, or any future licenses, could result in the loss of significant rights, which would harm our business. In February 2023, Sorrento announced that it commenced voluntary proceedings under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas. At this time, we cannot predict what impact the bankruptcy will have on Sorrento’s continued ability to perform under the license agreement.

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We rely and will continue to rely on third parties to conduct our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval of, or commercialize, our therapeutic candidates.

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The U.S. Food and Drug Administration, or FDA, regulatory approval process is lengthy and time-consuming, and we may experience significant delays in the clinical development and regulatory of our therapeutic candidates.

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We may not be able to file Investigational New Drug, or IND, applications to commence additional clinical trials on the timelines we expect, and even if we are able to, the FDA may not permit us to proceed without additional information or at all, and if so, we may encounter substantial delays in our clinical trials or may not be able to conduct our trials on the timelines we expect. For example, we submitted an IND for CYCART-19 in the first quarter of 2022 and FDA requested additional information before we could proceed with the clinical trial, and we continue to respond to FDA information requests before being able to proceed.

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We operate our own manufacturing and storage facility, which requires significant resources; manufacturing or other failures could adversely affect our clinical trials and the commercial viability of our therapeutic candidates and our biobanking and degenerative diseases businesses. We may not be successful in our plan to leverage our core expertise in cellular therapeutic development and manufacturing to generate revenues by providing contract manufacturing and development services to third parties.

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We rely on donors of healthy human full-term post-partum placentas to manufacture our therapeutic candidates and biomaterials products, and if we do not obtain an adequate supply of such placentas from qualified donors, development of our placental-derived allogeneic cells may be adversely impacted.

•	Our clinical trials may fail to demonstrate the safety and/or efficacy of any of our therapeutic candidates, which would prevent or delay regulatory approval and commercialization.

•	If our effort to protect the proprietary nature of the intellectual property related to our technologies are inadequate, we may not be able to compete effectively in our market.

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We are, and in the future may be, party to agreements with third parties. Disputes may arise with such third parties regarding the terms of such agreements, including terms governing payment obligations, contractual interpretation, or related intellectual property ownership or use rights, which could materially adversely impact us, including by requiring the payment of additional amounts, or requiring us to invest time and money in litigation or arbitration.

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Our therapeutic candidates may cause undesirable side effects or have other properties that could halt their clinical development, prevent their regulatory approval, limit their commercial potential or result in significant negative consequences.

•	We face significant competition from other biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively.

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Our relationship with customers, physicians, and third-party payors are subject to numerous laws and regulations. If we or our employees, independent contractors, consultants, commercial partners and vendors violate these laws, we could face substantial penalties.

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Our business could be materially adversely affected by the effects of health pandemics or epidemics, as well as geopolitical conflicts, inflation, bank failures and recessions, in regions where we or third parties on which we rely have concentrations of clinical trial sites or other business operations.

•	We will continue to incur significant costs as a result of operating as a public company, and our management will be required to devote substantial time to various compliance initiatives.

In addition, statements that “Celularity believes” or “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

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While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Except to the extent required by applicable law, we are under no obligation (and expressly disclaim any such obligation) to update or revise their forward-looking statements whether as a result of new information, future events, or otherwise. For a further discussion of these and other factors that could cause the our future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section titled “Risk Factors” in our Annual Report on Form 10-K and in the other documents filed with the SEC and incorporated by reference herein. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).

OUR COMPANY

Overview

We are a biotechnology company leading the next evolution in cellular medicine by developing off-the-shelf placental-derived allogeneic cell therapies for the treatment of cancer and immune and infectious diseases. We are developing a pipeline of off-the-shelf placental-derived allogeneic cell therapy product candidates including T cells engineered with a chimeric antigen receptor, or CAR, natural killer, or NK, cells, mesenchymal-like adherent stromal cells, or MLASCs, and exosomes. These therapeutic candidates target indications across cancer, infectious and degenerative diseases. We believe that by harnessing the placenta’s unique biology and ready availability, we will be able to develop therapeutic solutions that address a significant unmet global need for effective, accessible and affordable therapeutics. We also actively develop and market biomaterial products derived from the placenta. Prior to 2023, we marketed those products domestically primarily serving the orthopedic and wound care markets. We now intend to market placental biomaterials outside of the United States with an initial focus on markets in the Middle East and North Africa. Our biomaterials business today is comprised primarily of the sale of our Biovance and Interfyl products, directly or through our distribution network. Biovance is decellularized, dehydrated human amniotic membrane derived from the placenta of a healthy, full-term pregnancy. It is an intact, natural extracellular matrix that provides a foundation for the wound regeneration process and acts as a scaffold for restoration of functional tissue. Interfyl is human connective tissue matrix derived from the placenta of a healthy, full-term pregnancy. It is used by a variety of medical specialists to fill soft tissue deficits resulting from wounds, trauma, or surgery. We are developing new placental biomaterial products to deepen the commercial pipeline beyond Biovance and Interfyl. We also plan to leverage our core expertise in cellular therapeutic development and manufacturing to generate revenues by providing contract manufacturing and development services to third parties. The initial focus of this new service offering will be to assist development stage cell therapy companies with the development and manufacturing of their therapeutic candidates for clinical trials. In January 2023, we announced reprioritization of efforts which resulted in a reduction of approximately one-third of our workforce as of March 2023.

Our Celularity IMPACT platform capitalizes on the benefits of placenta-derived cells to target multiple diseases, and provides seamless integration, from bio sourcing through manufacturing cryopreserved and packaged allogeneic cells, in our purpose-built U.S.-based 147,215 square foot facility. We believe the use of placental-derived cells, sourced from the placentas of full-term healthy informed consent donors, has potential inherent advantages, from a scientific and an economic perspective. First, relative to adult-derived cells, placental-derived cells demonstrate greater stemness, meaning the ability to expand and persist. Second, placental-derived cells are immunologically naïve, meaning the cells have never been exposed to a specific antigen, and suggesting the potential for less toxicity and for low or no graft-versus-host disease, or GvHD, in transplant. Third, our placental-derived cells are allogeneic, meaning they are intended for use in any patient, as compared to autologous cells, which are derived from an individual patient for that patient’s sole use. We believe this is a key difference that will enable readily available off-the-shelf treatments that can be delivered faster, more reliably, at greater scale and to more patients.

From a single source material, the postpartum human placenta, we derive five allogeneic cell or extracellular vesicle types: T cells, unmodified NK cells, genetically modified NK cells, MLASCs and exosomes, which are used in seven key cell therapeutic programs—CYCART-19, CYCART-201, CYNK-001, CYNK-301, CYNK-302, APPL-001, and pEXO-001. CYCART-19 is a placental-derived CAR-T cell therapy, in development for the treatment of B-cell malignancies, initially targeting the cluster of differentiation 19, or CD19, receptor, the construct and related CARs for which are in-licensed from Sorrento. In the first quarter of 2022, we submitted an IND to investigate CYCART-19 for treatment of B-cell malignancies and in late May 2022, received formal written communication from FDA requesting additional information before we can proceed with the planned Phase 1/2 clinical trial. We are in the process of working with the FDA in an effort to resolve its questions as promptly as possible. We expect to commence the trial, if the IND is cleared by FDA, and sufficient funding is available, in second half of 2023. We also expect to progress CYCART-201, our genetically modified T-cell expressing CD16 with a T-cell receptor, or TCR, knockout in combination with monoclonal antibodies, or mAbs, in non-Hodgkin’s lymphoma, or NHL, and in solid tumors. CYNK-001 is a placental-derived unmodified NK cell. In 2022, we had active and approved clinical trials under development for the treatment of acute myeloid leukemia, or AML, a blood cancer, and for glioblastoma multiforme, or GBM, a solid tumor cancer.. We will also advance CYNK-301 as our next generation CAR-NK that has the potential to overcome some of the challenges faced by NK therapies in treating relapse refractory AML, or rrAML. Due to a need to prioritize corporate resources, in January 2023 we announced our intention to cease recruitment in the GBM and the HER2+ gastric trials. In addition, in April 2023, we announced based on the preliminary results of the phase 1 trial data of CYNK-001, the AML trial would be closed to further enrollment. We will however, continue to advance our solid tumor research programs. CYNK-302 is a next generation CAR-NK being developed in solid tumors with an initial focus on non-small cell lung cancer, or NSCLC, an area of continued high unmet need. APPL-001 is a placenta-derived MLASC being developed for the treatment of Crohn’s disease, and other degenerative diseases. pExo-001 is placenta-derived exosome being developed for the treatment of osteoarthritis.

Our Celularity IMPACT manufacturing process is a seamless, fully integrated process designed to optimize speed and scalability from the sourcing of placentas from full-term healthy informed consent donors through the use of proprietary processing methods, cell selection, product-specific chemistry, manufacturing and controls, or CMC, advanced cell manufacturing and cryopreservation. The result is a suite of allogeneic inventory-ready, on demand placental-derived cell therapy products. We also operate and manage a commercial biobanking business that includes the collection, processing and cryogenic storage of certain birth byproducts for third-parties.

Our current science is the product of the cumulative background and effort over two decades of our seasoned and experienced management team. We have our roots in Anthrogenesis Corporation, or Anthrogenesis, a company founded under the name Lifebank in 1998 by Robert J. Hariri, M.D., Ph.D., our founder and Chief Executive Officer, and acquired in 2002 by Celgene Corporation, or Celgene. The team continued to hone their expertise in the field of placental-derived technology at Celgene through August 2017, when we acquired Anthrogenesis. We have a robust global intellectual property portfolio comprised of over 1,500patents and patent applications protecting our Celularity IMPACT platform, our processes, technologies and current key cell therapy programs. We believe this know-how, expertise and intellectual property will drive the rapid development and, if approved, commercialization of these potentially lifesaving therapies for patients with unmet medical needs.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, as amended, and therefore we intend to take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in this prospectus, our periodic reports and our proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Class A common stock that is held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2026.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of the Class A common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of the Class A common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

As a result, the information in this prospectus and that we provide to our investors in the future may be different than what you might receive from other public reporting companies.

Corporate Information

Our principal executive offices are located at 170 Park Avenue, Florham Park, New Jersey 07932, and our telephone number is (908) 768-2170. Our corporate website address is www.celularity.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

THE OFFERING

Resale of Class A common stock

Shares of Class A common stock offered by the selling securityholders	We are registering the resale by the selling securityholders named in this prospectus, or their permitted transferees, an aggregate of 32,086,487 shares of Class A common stock, consisting of up to (i) 9,381,841 March 2023 Shares, (ii) 9,381,841 shares of Class A common stock issuable upon the exercise of the March 2023 Warrants, (iii) 5,813,945 May 2023 Shares, (iv) 5,813,945 shares of Class A common stock issuable upon the exercise of the May 2023 Warrants, and (v) 1,694,915 shares of Class A common stock issued to certain selling securityholders pursuant to that certain binding term sheet for a sublicense agreement.

Terms of the offering	The selling securityholders will determine when and how they will dispose of the shares of Class A common stock registered for resale under this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of shares of Class A common stock by the selling securityholders. We will receive proceeds upon the exercise of the PIPE Warrants for cash.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 4.

Nasdaq Ticker Symbol	“CELU”

For additional information concerning the offering, see “Plan of Distribution” beginning on page 15.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Special Note Regarding Forward-Looking Statements,” you should carefully consider the risks and uncertainties described under the section titled “Risk Factors” contained in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any subsequent filings with the SEC, which are incorporated by reference into this prospectus, together with other information in this prospectus and the documents incorporated by reference, including our financial statements and related notes and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our securities could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

MARKET AND INDUSTRY DATA

Certain industry data and market data included in this prospectus and the documents incorporated by reference into this prospectus were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. All of management’s estimates presented herein are based upon management’s review of independent third-party surveys and industry publications prepared by a number of sources and other publicly available information. All of the market data used in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe that the information from these industry publications and surveys included in this prospectus is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors,” in this prospectus and under similar headings in the documents incorporated by reference into this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

All of the shares of Class A common stock offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their own accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $34.0 million from the exercise of the PIPE Warrants assuming the exercise in full of all of the PIPE Warrants for cash. We expect to use the net proceeds from the exercise of the PIPE Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the PIPE Warrants. There is no assurance that the holders of the PIPE Warrants will elect to exercise any or all of such PIPE Warrants. To the extent that the PIPE Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the PIPE Warrants will decrease.

SELLING SECURITYHOLDERS

The selling securityholders acquired shares of Class A common stock and the PIPE Warrants from us in private offerings pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. Under the registration rights agreements, we agreed to file a registration statement with the SEC for the purposes of registering for resale from time to time the shares of Class A common stock and the shares of Class A common stock that may be issued upon exercise of the PIPE Warrants.

Except for the ownership of shares of Class A common stock and the PIPE Warrants, the selling securityholders other than our Chairman and chief executive officer, Dr. Hariri, have not had any material relationship with us within the past three years. For a description of our relationships with Dr. Hariri and his affiliates see the sections of our proxy statement filed with the SEC on May 1, 2023, entitled “Executive Compensation” and “Certain Relationships and Related Party Transactions” and our subsequent SEC filings incorporated by reference into this prospectus.

The table below lists the selling securityholders and other information regarding their ownership of the shares of Class A common stock offered hereby. The second column lists the number of shares of Class A common stock owned by the selling securityholders as of May 25, 2023, assuming exercise in full for cash of the PIPE Warrants held by the selling securityholders on that date without regard to any limitations on exercises. The selling securityholders may have sold or transferred some or all of the Class A common stock indicated below and may in the future sell or transfer some or all of the Class A common stock indicated below in transactions exempt from the registration requirements of the Securities Act rather than under this prospectus. The third column lists the shares of Class A common stock being offered by this prospectus by the selling securityholders. The fourth column assumes the sale of all of the shares of Class A common stock offered by the selling securityholders pursuant to this prospectus.

Under the terms of the PIPE Warrants (other than those held by Dr. Hariri), such selling securityholder may not exercise its PIPE Warrants to the extent such exercise would cause such selling securityholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Class A common stock that would exceed 4.99% or 9.99%, as applicable, of the then outstanding Class A common stock following such exercise, excluding for purposes of such determination shares of Class A common stock issuable upon exercise of such PIPE Warrants that have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The selling securityholders may sell all, some or none of their shares of Class A common stock in this offering. See “Plan of Distribution.”

Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling securityholders have sole voting and investment power with respect to all shares of Class A common stock that they own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the selling securityholders, none of the selling securityholders is a broker-dealer or an affiliate of a broker-dealer.

Name of Selling Securityholder	Number of Shares of Class A Common Stock Held		Number of Shares of Class A Common Stock Being Offered		Shares of Common Stock Held After the Offering
					Number	Percent
Robert J. Hariri	16,899,201	(1)	4,169,708	(2)	12,729,493	7.3%
David Grieve	14,593,974	(3)	14,593,974		0	0%
Pulthera LLC	1,694,915	(4)	1,694,915		0	0%
Medford Snyder 2018 Revocable Trust	3,100,774	(5)	3,100,774		0	0%
Carol Federighi, Craig M. Federighi, and Brent W. Federighi, Trustees of the Carol	1,550,386	(6)	1,550,386		0	0%

Pacific Premier Trust, Custodian FBO Brent W. Federighi IRA	775,192	(7)	775,192	0	0%
The Workman Family Trust dtd 2/27/97	1,550,386	(8)	1,550,386	0	0%
William F. Reid III	620,154	(9)	620,154	0	0%
The Kevin Castanos Family Trust	1,550,386	(10)	1,550,386	0	0%
Equity Trust Company Custodian FBO James McCullough	620,154	(11)	620,154	0	0%
Darryl H. Myrose	465,116	(12)	465,116	0	0%
Robert J. Sciutto	310,006	(13)	310,006	0	0%
2004 Grieve Family Trust	155,038	(14)	155,038	0	0%
HMV, LLC	155,038	(15)	155,038	0	0%
The PWW Trust	155,038	(16)	155,038	0	0%
Boyce-Stein Family Trust	310,076	(17)	310,076	0	0%
Deborah M. DeDomenico	232,558	(18)	232,558	0	0%
Charles E. Martin Revocable Trust	77,518	(19)	77,518	0	0%

(1)	Consists of 10,049,884 shares held directly by Dr. Hariri and 4,764,463 shares issuable to Dr. Hariri pursuant to options and 2,084,854 shares issuable upon exercise of the March Warrants.
(2)	Consists of (i) 2,084,854 shares of Class A common stock and (ii) 2,084,854 shares of Class A common stock issuable upon the exercise of the March Warrants. Dr. Hariri’s address is c/o Celularity Inc.
(3)

Consists of (i) 7,296,987 shares of Class A common stock and (ii) 7,296,987 shares of Class A common stock issuable upon the exercise of the March Warrants, the latter of which are subject to a beneficial ownership limitation that prohibits Mr. Grieve from exercising any portion of the March Warrants to the extent that, following such exercise, Mr. Grieve would beneficially own greater than 4.99% of the outstanding Class A common stock. The address for Mr. Grieve is 465 First St. West # 200, Sonoma, CA 95476.

(4)	Reflects 1,694,915 shares of Class A common stock. The address for Pulthera LLC is 465 First St. West # 200, Sonoma, CA 95476.
(5)

Consists of (i) 1,550,387 shares of Class A common stock and (ii) 1,550,387 shares of Class A common stock issuable upon the exercise of the May Warrants. Medford Snyder has the sole power to vote or dispose of the securities. The address of Medford Snyder 2018 Revocable Trust is 45 Whitney Ave., Los Gatos, CA 95030.

(6)

Consists of (i) 775,193 shares of Class A common stock and (ii) 775,193 shares of Class A common stock issuable upon the exercise of the May Warrants. Brent W. Federighi has the sole power to vote or dispose of the securities. The address of Carol Federighi, Craig M. Federighi, and Brent W. Federighi, Trustees of the Carol is 4 Quail Run, Lafayette, CA 94549

(7)

Consists of (i) 387,596 shares of Class A common stock and (ii) 387,596 shares of Class A common stock issuable upon the exercise of the May Warrants. Brent W. Federighi has the sole power to vote or dispose of the securities. The address of Pacific Premier Trust, Custodian FBO Brent W. Federighi IRA is P.O. Box 981012, Boston, MA 02298

(8)

Consists of (i) 775,193 shares of Class A common stock and (ii) 775,193 shares of Class A common stock issuable upon the exercise of the May Warrants. J. Scott Workman has the sole power to vote or dispose of the securities. The address of The Workman Family Trust dtd 2/27/97 is 7098 Calle Portone, Rancho Santa Fe, CA 92091

(9)

Consists of (i) 310,077 shares of Class A common stock and (ii) 310,077 shares of Class A common stock issuable upon the exercise of the May Warrants. The address of William F. Reid III is 3821 Via Palomino, Palos Verdes Estates, CA 90274.

(10)

Consists of (i) 775,193 shares of Class A common stock and (ii) 775,193 shares of Class A common stock issuable upon the exercise of the May Warrants. Kevin Castanos has the sole power to vote or dispose of the securities. The address of The Kevin Castanos Family Trust is 1648 Union St., San Francisco, CA 94123.

(11)

Consists of (i) 310,077 shares of Class A common stock and (ii) 310,077 shares of Class A common stock issuable upon the exercise of the May Warrants. James McCullough has the sole power to vote or dispose of the securities. The address of Equity Trust Company Custodian FBO James McCullough is 1 Equity Way, Westlake, OH 44145.
(12)

Consists of (i) 232,558 shares of Class A common stock and (ii) 232,558 shares of Class A common stock issuable upon the exercise of the May Warrants. The address of Darryl H. Myrose is 501 4th Street, Manhattan Beach, CA 90266.

(13)

Consists of (i) 155,038 shares of Class A common stock and (ii) 155,038 shares of Class A common stock issuable upon the exercise of the May Warrants. The address of Robert J. Sciutto is 45 27 Bobolink Road, Orinda, CA 94563.

(14)

Consists of (i) 77,519 shares of Class A common stock and (ii) 77,519 shares of Class A common stock issuable upon the exercise of the May Warrants. Charles H. Grieve, II has the sole power to vote or dispose of the securities. The address of 2004 Grieve Family Trust is 830 Fifth Ave., San Rafael, CA 94901.

(15)

Consists of (i) 77,519 shares of Class A common stock and (ii) 77,519 shares of Class A common stock issuable upon the exercise of the May Warrants. Henry Grieve and Michael Grieve are members of HMV, LLC and have shared voting and dispositive power. The address of HMV, LLC is 465 First Street West, 2nd Floor, Sonoma, CA 95476.

(16)

Consists of (i) 77,519 shares of Class A common stock and (ii) 77,519 shares of Class A common stock issuable upon the exercise of the May Warrants. Peter Wohlfeiler has the sole power to vote or dispose of the securities. The address of The PWW Trust is 12 Littlewood Drive, Piedmont, CA 94611.

(17)

Consists of (i) 155,038 shares of Class A common stock and (ii) 155,038 shares of Class A common stock issuable upon the exercise of the May Warrants. Gary E. Stein has the sole power to vote or dispose of the securities. The address of Boyce-Stein Family Trust is 3723 Rancho Estates Ct., Walnut Creek, CA 94598.

(18)

Consists of (i) 116,279 shares of Class A common stock and (ii) 116,279 shares of Class A common stock issuable upon the exercise of the May Warrants. The address of Deborah M. DeDomenico is 13424 Chalk Hill Rd., Healdsburg, CA 95448.

(19)

Consists of (i) 38,759 shares of Class A common stock and (ii) 38,759 shares of Class A common stock issuable upon the exercise of the May Warrants. Charles E. Martin has the sole power to vote or dispose of the securities. The address of Charles E. Martin Revocable Trust is 13424 Chalk Hill Rd., Healdsburg, CA 95448.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of the Class A common stock. This discussion is for general information only and is not tax advice. All prospective holders of our Class A common stock should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our Class A common stock.

This discussion is not a complete analysis of all potential U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Class A common stock. This summary is based upon current provisions of the U.S. Internal Revenue Code of 1986, or the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service, or the IRS, and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership or disposition of our Class A common stock.

We assume in this discussion that a holder holds our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any non-income U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax-qualified retirement plans, holders who hold or receive our Class A common stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our Class A common stock under the constructive sale provisions of the Code, “passive foreign investment companies” or “controlled foreign corporations” within the meaning of the Code, and former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our Class A common stock through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our Class A common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our Class A common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a non-U.S. holder means a beneficial owner of the Class A common stock that is for U.S. federal income tax purposes:

•	a non-resident alien individual;

•	a foreign corporation or other foreign organization taxable as a corporation; or

•	a foreign trust or estate the income of which is not subject to U.S. federal income tax on a net income basis.

Tax Considerations Applicable to U.S. Holders

Taxation of Distributions

If we pay distributions or are deemed to make constructive distributions to U.S. Holders of shares of our Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock, subject to the tax treatment as described under “— Tax Considerations Applicable to U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at long-term capital gains rates. If the requirements are not satisfied, a U.S. Holder that is a taxable corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and a non-corporate U.S. Holder may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of the Class A common stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its common stock so disposed of. A U.S. Holder’s adjusted tax basis in its common stock will generally equal the U.S. Holder’s acquisition cost for such Class A common stock, less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax under current law. If the U.S. Holder’s holding period for the common stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of shares of our Class A common stock, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Taxation of Distributions

In general, any distributions we make to a non-U.S. Holder of shares of our Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividends at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on a properly executed IRS Form W-8BEN or W-8BEN-E, or successor form, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of the Class A common stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing a properly executed IRS Form W-8ECI, or successor form). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock

Subject to the discussions below under “— Foreign Account Tax Compliance Act” and “— Information Reporting and Backup Withholding,” a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of Class A common stock, unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•

the non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held the Class A common stock and, in the case where shares of the Class A common stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of the Class A common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of Class A common stock. There can be no assurance that the Class A common stock will be treated as regularly traded or not regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of Class A common stock, as applicable, will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of Class A common stock from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation; however, there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Foreign Account Tax Compliance Act

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act,” or FATCA, generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our Class A common stock which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our Class A common stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our Class A common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends. However, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of Class A common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

We are registering the resale by the selling securityholders or their permitted transferees from time to time of up to 32,086,487 shares of our Class A common stock, which consists of up to (i) 9,381,841 March 2023 Shares, (ii) 9,381,841 shares of Class A common stock issuable upon the exercise of the March 2023 Warrants, (iii) 5,813,945 May 2023 Shares, (iv) 5,813,945 shares of Class A common stock issuable upon the exercise of the May 2023 Warrants, and (v) 1,694,915 shares of Class A common stock issued to certain selling securityholders pursuant to that certain binding term sheet for a sublicense agreement.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from any PIPE Warrants exercised in the event that such PIPE Warrants are exercised for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

The selling securityholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with such selling securityholder to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by a selling securityholder may arrange for other brokers-dealers to participate in sales.

Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2021.

In connection with the sale of the securities or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling securityholders have informed us they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (a) the date all the securities covered by this prospectus (i) have been sold, hereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for us to be in compliance with the current public information requirement under Rule 144, as determined by our counsel pursuant to a written opinion letter to such effect, or (b) the date set forth in the registration rights agreement (March 27, 2028 in respect of the March 2023 Shares and March 2023 Warrant Shares; May 18, 2028 in respect of the May 2023 Shares and May 2023 Warrant Shares). The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Class A common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling securityholder or any other person. We will make copies of this prospectus available to the selling securityholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Goodwin Procter LLP, San Francisco, California.

EXPERTS

The financial statements of Celularity Inc. as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. You may obtain copies of the registration statement and its exhibits via the SEC’s EDGAR database.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. You may obtain documents that we file with the SEC at www.sec.gov.

Our website address is https://www.celularity.com. We do not incorporate the information on or accessible through our website into this prospectus or any prospectus supplement, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any prospectus supplement. Our website address is included in this prospectus as an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

SEC rules permit us to incorporate information by reference into this prospectus and any applicable prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any applicable prospectus supplement, except for information superseded by information contained in this prospectus or the applicable prospectus supplement itself or in any subsequently filed incorporated document. This prospectus and any applicable prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC, other than information in such documents that is deemed to be furnished and not filed. These documents contain important information about us and our business and financial condition. Any report or information within any of the documents referenced below that is furnished, but not filed, shall not be incorporated by reference into this prospectus.

•	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 22, 2023;

•	Our Current Reports on Form 8-K filed with the SEC on January 30, 2023, March 17, 2023 (two filings), March 23, 2023, April 7, 2023, April 27, 2023, May 16, 2023 and May 19, 2023;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022 from our definitive proxy statement on Schedule 14A, which was filed with the SEC on May 1, 2023; and

•

The description of our Class  A common stock contained in our registration statement on Form 8-A, filed with the SEC on May 17, 2019, including all amendments and reports filed for the purpose of updating such description, including Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2021.

All documents that we file (but not documents or parts of documents that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of any of the securities covered under this prospectus shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, the applicable prospectus supplement and any previously filed documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this prospectus or the applicable prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus and such applicable prospectus supplement to the extent that a statement contained in this prospectus or such applicable prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus and such applicable prospectus supplement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or such applicable prospectus supplement.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or calling us at the following address or phone number:

Celularity Inc.

170 Park Ave

Florham Park, New Jersey 07932

Telephone: (908) 768-2170

Attention: Corporate Secretary

Up to 32,086,487 Shares of Class A common stock

Including up to 15,195,786 shares issuable upon exercise of warrants

Prospectus dated                 , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$1,785.65
Accountants’ fees and expenses	25,000
Legal fees and expenses	110,000
Miscellaneous fees and expenses	3,214.35

Total expenses	$140,000

Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of Class A common stock covered by this prospectus will be borne by the selling securityholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the SEC, as estimated in the table above.

Item 15.	Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Our Certificate of Incorporation and Bylaws provide for indemnification by us of our directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

We have entered into indemnification agreements with each of our directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our Certificate of Incorporation. Each indemnification agreement provides for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to our company or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors.

We also maintain standard policies of insurance under which coverage is provided (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of our company, and (2) to us with respect to payments that may be made by us to such officers and directors pursuant to any indemnification provision contained in our Certificate of Incorporation and Bylaws or otherwise as a matter of law.

Item 16.	Exhibits.

The following exhibits are filed with this registration statement or are incorporated herein by reference.

Exhibit Number	Description

3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the Commission on July 22, 2021).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the current report on Form 8-K, filed with the Commission on July 22, 2021).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K, filed with the Commission on July 22, 2021).

5.1	Opinion of Goodwin Procter LLP.

10.1	Securities Purchase Agreement dated as of March 20, 2023 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed with the Commission on March 23, 2023).

10.2	Form of March 2023 Warrant (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K, filed with the Commission on March 23, 2023).

10.3	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K, filed with the Commission on March 23, 2023).

10.4	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed with the Commission on May 19, 2023).

10.5	Form of May 2023 Warrant (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K, filed with the Commission on May 19, 2023).

10.6	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K, filed with the Commission on May 19, 2023).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on signature page).

107	Filing Fee Table

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Florham Park, State of New Jersey, on this 25th day of May, 2023.

CELULARITY INC.

By:	/s/ Robert J. Hariri
Robert J. Hariri, M.D., Ph.D.
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Robert J. Hariri, M.D., Ph.D., David C. Beers and K. Harold Fletcher, Esq., and each of them, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act, (and all further amendments, including post-effective amendments, thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Hariri Robert J. Hariri, M.D., Ph.D.	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	May 25, 2023

/s/ David C. Beers David C. Beers	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2023

/s/ Peter Diamandis Peter Diamandis, M.D.	Director	May 25, 2023

/s/ Dean C. Kehler Dean C. Kehler	Director	May 25, 2023

/s/ Lim Kok Thay Lim Kok Thay	Director	May 25, 2023

/s/ Marc Mazur Marc Mazur	Director	May 25, 2023

/s/ Diane Parks Diane Parks	Director	May 25, 2023

/s/ John Sculley John Sculley	Director	May 25, 2023

/s/ Robin L. Smith Robin L. Smith, M.D., MBA	Director	May 25, 2023

/s/ Andrew C. von Eschenbach Andrew C. von Eschenbach, M.D.	Director	May 25, 2023